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Prospectus Supplement No. 2 dated March 18, 1996                Rule 424(b)(3)
(to prospectus dated February 13, 1996)                     File No. 333-00667

                               QUIDEL CORPORATION
                        2,366,665 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 supplements the Quidel Corporation ("Company") Prospectus previously filed with the Securities and Exchange Commission ("Commission") and declared effective on February 13, 1996 (file number 333-00667) and the Prospectus Supplement previously filed with the Commission on February 16, 1996 ("Supplement No. 1"). The information contained in the Selling Security Holder table and footnotes thereto set forth below modifies and supersedes in its entirety the information contained in Supplement No. 1 and in the Selling Security Holder table and footnotes thereto set forth on pages 9 and 10 of the Prospectus.

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                            SELLING SECURITY HOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Security Holders as of January 29, 1996, and as adjusted to reflect the sale of the maximum number of shares offered by such holders hereby. See "Shares Covered."



                                                                       Maximum Number
                                           Shares Beneficially           of Shares           Shares Beneficially
                                                  Owned               Covered by this              Owned
                                          Prior to Offering (1)        Prospectus (2)          After Offering
                                          ------------------------    ---------------      ------------------------
    Name                                  Number       Percent (3)                         Number     Percent(3)(4)
    ----                                  ------       -----------                         ------     -------------
    D.E. Shaw Investments, L.P.             350,000       1.6%               350,000         0             *

    Genesis Merchant Group                  173,250         *                173,250         0             *
    Securities

    Grange Trustees Limited,                 12,500         *                 12,500         0             *
    Trustees of The Chester Trust

    Imperial Bank                           117,871         *                117,871         0             *

    JMG Convertible Investments             100,000         *                100,000         0             *
    L.P.

    J.P. Morgan Investment                2,015,254       8.9%              1,015,254    1,000,000        4.2%
    Corporation

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
     Pomona Capital, LP                       56,403         *                 56,403        0             *

     Portola Capital Management,              50,000         *                 50,000        0             *
     Inc.

     Redington, Inc. (5)                      50,000         *                 50,000        0             *

     Reliant Trading                         150,000         *                150,000        0             *

     Barry S. Rosenstein                      56,750         *                 56,750        0             *

     Barry S. Rosenstein Corp.                45,000         *                 45,000        0             *
     Defined Contribution Plan and
     Trust

     SP Offshore Venture Capital LP           38,462         *                 38,462        0             *

     SP Venture Capital, L.P.                 25,051         *                 25,051        0             *

     SOF Venture Capital, LP                  49,291         *                 49,291        0             *

     TQA Leverage Fund, L.P.                  76,833         *                 76,833        0             *

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*        Less than one percent.

(1) Represents sole voting and investment power unless otherwise indicated.

(2) All shares covered by this Prospectus are shares of the Company's Common Stock to be obtained by the Selling Security Holders upon exercise of their respective outstanding warrants.

(3) The percentage ownership for each Selling Security Holder is calculated by assuming the exercise or conversion of all outstanding and vested warrants, rights and convertible securities.

(4) The percentage ownership of shares beneficially owned by each Selling Security Holder after the offering is calculated by assuming the sale by each Selling Security Holder of all such Selling Security Holder's shares of the Company's Common Stock covered by this Prospectus.

(5) These shares are shares of the Company's Common Stock to be obtained upon exercise of outstanding warrants, currently comprised of 25,000 vested warrants and an additional 25,000 warrants whose vesting in increments of 12,500 shares each is conditioned upon the Company's Common Stock trading at or above certain market prices for certain periods of time.


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